SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
                      (Amendment No.    )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only [as permitted by Rule
       14a-6(e)(2)]
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                   ( IBP, inc. )

Payment of Filing fee (check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act rules 14a-6(i)(4) and
       0-11.
       1)  Title of each class of securities to which transaction applies:
           _______________________________________
       2)  Aggregate number of securities to which transaction applies:
           _______________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):
           _______________________________________
       4)  Proposed maximum aggregate value of transaction:
           _______________________________________
       5)  Total fee paid: _______________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid: __________________
       2)  Form, Schedule or Registration No.: ____________________________
       3)  Filing Party: __________________________________________________
       4)  Date Filed: __________________________



[IBP GREEN LOGO
TO BE INSERTED
HERE]


									March 20, 2000



Dear Stockholder:

	It is our pleasure to invite you to IBP, inc.'s Annual Meeting of Stockholders to be held at IBP's World Headquarters at 800 Stevens Port Drive, Dakota Dunes, South Dakota on Thursday, April 20, 2000. The
meeting will begin at 3:00 p.m. Central Daylight Time.   At the meeting, we
will briefly review the Company's progress in 1999, discuss our prospects for 2000 and entertain questions. The following proxy statement provides information about the meeting.

	If you are unable to attend in person, please be sure to vote your shares by proxy. We ask that you mark, sign, date and promptly return the enclosed proxy card in the enclosed self-addressed envelope, so we may be assured of a quorum to transact business. If you plan on attending the meeting you may still vote before the meeting by completing and returning the top-half of your proxy card.  Your prompt response will help the
Company prepare for the meeting and avoid additional and unnecessary
solicitation costs.   If you are attending the meeting please keep the bottom
half of your proxy card as your ticket for admission to the meeting. This ticket must be presented at the door for admission to the meeting. In person or by proxy, your vote is important. Thank you!

	To obtain current information regarding IBP, the Company encourages investors to call the Investor Relations Department at (605) 235-2587, or to visit IBP's Internet address at www.ibpinc.com.

	Your attention is directed to the attached Proxy Statement.



							Sincerely,



							Robert L. Peterson
							Chairman of the Board
							and Chief Executive Officer






                                   (r)



	IBP, inc.
	800 Stevens Port Drive
	Dakota Dunes,  SD  57049
	-----------------------

	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
	To Be Held April 20, 2000

To the Stockholders:

	The Annual Meeting of Stockholders of IBP, inc. will be held in the Conference Center of IBP's World Headquarters located at 800 Stevens Port Drive in Dakota Dunes, South Dakota, on Thursday, April 20, 2000, at 3:00 p.m. Central Daylight Time for the following purposes:

	1.	To elect nine directors to serve for one year terms expiring at
		the annual meeting in 2001 and until their successors are elected and qualified;

	2.	To approve the performance-based bonus program of the Chairman and
		Chief Executive Officer; the President and Chief Operating Officer;
		and the Chief Executive Officer of Foodbrands America, Inc. for
		fiscal year 2000; and

	3.	To transact such other business as may properly come before the
		meeting or any adjournment thereof.

	Only stockholders of record at the close of business on March 10, 2000, will be entitled to notice of and to vote at the meeting.

	In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying proxy statement and then complete, sign, date and
return the enclosed proxy card in the enclosed postage prepaid envelope.   It
is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned. If you plan to attend the meeting, please remember to bring the bottom-half of your proxy card which is your ticket for admission to the meeting.







Robert L. Peterson
Chairman of the Board



Dakota Dunes, South Dakota
March 20, 2000

  	                         IBP, inc.
	                   800 Stevens Port Drive
                        Dakota Dunes,  SD  57049
                                 (r)
                        ------------------------
                            PROXY STATEMENT
                        ------------------------

                          GENERAL INFORMATION

	The enclosed proxy card, IBP's Annual Report to Stockholders and this proxy statement have been mailed to stockholders on or about March 20, 2000, in connection with the solicitation of proxies by the Board of Directors of IBP, inc. ("IBP") for use at the Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held in the Conference Center of IBP's World Headquarters located at 800 Stevens Port Drive in Dakota Dunes, South Dakota, on April 20, 2000, at 3:00 p.m. Central Daylight Time. Stockholders of record at the close of business on March 10, 2000, are entitled to notice of and to vote at the meeting and at any adjournment thereof. As of the close of business on March 10, 2000, IBP had outstanding 106,054,765 shares of Common Stock, each of which is entitled to one vote.

	Unless instructed otherwise, the persons named as proxies intend to vote shares of Common Stock represented by duly executed proxies FOR the election of the nominees for director selected by the Board of Directors and FOR the performance-based bonus plan of the Chairman and Chief Executive Officer; the President and Chief Operating Officer; and the Chief Executive Officer of Foodbrands America, Inc. for fiscal year 2000 (referred to herein as the "Bonus Plan"). If any other business is properly brought before the annual meeting, the proxies will be voted in accordance with the discretion of the persons named as proxies. Any proxy may be revoked by the stockholder at any time prior to the voting of the proxy at the meeting by a written revocation received by the Secretary of IBP, by properly executing and delivering a later-dated proxy or by attending the meeting and requesting the return of the proxy and voting in person.

	A majority of the outstanding shares of Common Stock must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock as of March 10, 2000, will have one vote for each share so held.

	Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The nine candidates receiving the highest number of votes will be elected as directors. Under Delaware law and IBP's Bylaws, abstentions and broker non-votes are not counted and have no effect on the tally as to which of the nine candidates have received the highest number of votes and are elected as directors, except that the withholding or abstention
of a vote denies the candidate that vote.   A vote of the majority of the
shares represented at the meeting is required for approval of the Bonus Plan. The effect of an abstention on the approval of the Bonus Plan is the same as a vote against the Bonus Plan. A broker non-vote has no effect on the vote for or against the Bonus Plan. Under certain conditions, if you do not exercise the voting rights of stock in which you hold the beneficial interest, those shares might be voted by the record owner.

Solicitation of Proxies
	The expense of this solicitation will be paid by IBP. To the extent necessary to assure sufficient representation at the meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company for which they will receive no additional compensation. IBP will retain the services of Corporate Investor Communications at a cost of approximately $7,000 plus certain mailing costs, to deliver proxy material and to aid in the solicitation of proxies to ensure that a quorum is represented at the annual meeting. IBP will pay persons holding stock in their names or the names of their nominees, but not owning such stock beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals.

Stockholder Proposals for 2001 Annual Meeting
	In the event that any stockholder desires to submit a proposal for action at the 2001 Annual Meeting of Stockholders, such proposal must be received at IBP's principal offices at 800 Stevens Port Drive, Suite 836, Dakota Dunes,
South Dakota 57049, marked to the attention of the Secretary of IBP, no later than November 20, 2000. It is suggested that any stockholder desiring to submit a proposal do so by certified mail, return receipt requested. Stockholders should also note that, in addition to the requirement of timely receipt by IBP of a proposal, a proposal must comply with the requirements of Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 2001 Annual Meeting of Stockholders.

			SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	As of March 10, 2000, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

	         Name and Address of 	                  Amount and Nature	          Percent of
Title of Class Beneficial Owner                       of Beneficial Ownership (#) Class (%)
-------------- --------------------------             --------------------------- ----------
Common Stock	  Archer-Daniels-Midland Company ("ADM")     12,951,400 (1)	         12.21%
	              4666 Fairies Parkway
	              Decatur, IL  62526
Common Stock	  Brandes Investment Partners, L.P.           7,046,513 (2)	          6.64%
	              12750 High Bluff Drive
	              San Diego, CA  92130

__________________
(1)	ADM has sole investment power over 12,951,400 shares, and sole voting
	power over 12,951,400 shares, according to its Schedule Form 4 dated October 5, 1998, and filed with the Securities and Exchange Commission ("SEC").
(2)	Brandes Investment Partners, L.P.; Brandes Investment Partners, Inc.;
	Brandes Holdings, L.P.; Charles H. Brande; Glenn R. Carlson; and Jeffrey
	A. Busby have shared investment power over 7,046,573 shares, and shared voting power over 7,046,513 shares, according to the Schedule 13G dated January 31, 2000, and filed with the Securities and Exchange Commission.


					ELECTION OF DIRECTORS

	It is intended that proxies received will be voted FOR the election of nine nominees as directors unless authority to so vote is withheld. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may, but need not, be voted for a substitute nominee selected by the Board of Directors.

	The Bylaws of IBP provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form, containing the information required by the Bylaws, to the Secretary of IBP. To be timely, such notice must be delivered to or mailed to and received at the principal executive offices of IBP not less than 60 nor more than 90 days prior to the meeting. However, if less than 60 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

	The following biographical information is furnished as of February 18, 2000, with respect to each of the nine nominees for election as director at the annual meeting.

RICHARD L. BOND, 52						Director since 1995
	Mr. Bond has served as the President and Chief Operating Officer of IBP
since March 1, 1997.   Prior to that he was President, Fresh Meats since 1995;
Executive Vice President, Beef Division since 1994; and the Group Vice
President, Beef Sales and Marketing since 1989.

JOHN S. CHALSTY, 66						Director since 1987
	Mr. Chalsty was elected Chairman of the Board of Donaldson, Lufkin &
Jenrette, Inc. ("DLJ") in February, 1996. He served as Chief Executive Officer from September 1986 to February 1998.  Mr. Chalsty also served as President of
DLJ from 1986 to 1996, after having served as Chairman of DLJ's Capital Markets
Group for more than two years. He joined the firm in 1969 as an oil analyst.
He was elected to DLJ's Board of Directors in 1971 and was named Director of
Research in 1972.  Mr. Chalsty was appointed head of the Investment Banking
Division in 1979.  When the firm was reorganized in January, 1984 Mr. Chalsty was named Chairman of the Capital Markets Group. Currently, Mr. Chalsty is
also a member of the Board of Directors of EQ, Occidental Petroleum Corporation,
SAPPI Limited, and he has been a member of the Executive Committee of AXA since
January 1997.  From 1990 to 1994 Mr. Chalsty served as Vice Chairman of the
New York Stock Exchange Inc.

DR. WENDY L. GRAMM, 55					      Director since 1993
	Dr. Gramm chaired the Commodity Futures Trading Commission from 1988 to 1993. She has served as Administrator for Information and Regulatory Affairs at the White House Office of Management and Budget (OMB) and was the Executive Director of the Presidential Task Force on Regulatory Relief. Dr. Gramm also directed the Federal Trade Commission's Bureau of Economics. She holds a Ph.D. in economics from Northwestern University and began her career as a professor of economics at Texas A&M University. Dr. Gramm is an economist and is Director of the Regulatory Studies Program of the Mercatus Center at George
Mason University in Fairfax, Virginia. She serves on the Boards of Directors of Enron Corporation, State Farm Insurance Companies, and Invesco Funds.

JOHN J. JACOBSON, JR., 56              			Director since 1998
	Mr. Jacobson is the President of TransAm Trucking, Inc. ("TransAm")
which he founded in 1987.   For a twenty year period prior to 1987, Mr.
Jacobson was a member of the Board of Directors and an Executive Vice President of Idlewild Foods, Inc., a holding company which controlled National Beef Packing, Co., a beef products company; Liberal International Sales, an export sales company of meat and by-products; and Supreme Feeders, a commercial cattle feeding operation. Mr. Jacobson occupied executive positions in all of the companies controlled by Idlewild Foods, Inc. In addition, Mr. Jacobson was the President and founder of National Carriers, the nation's third largest refrigerated carrier. TransAm is one of the carriers that provides services to IBP, and in 1999 approximately 15.2% of TransAm's revenues were derived from services provided to IBP.

EUGENE D. LEMAN, 57	                 			Director since 1989
	Mr. Leman has served as the Chief Executive Officer, Fresh Meats of IBP since February 1, 2000.  Prior to that he was the President, Fresh Meats since
1997; the President, Allied Products since 1995; and the Executive Vice
President, Pork Division since 1986.

DR. MARTIN A. MASSENGALE, 66	          			Director since 1996
	Dr. Massengale has been President Emeritus; Director, Center for
GrasslandStudies; and Foundation Distinguished Professor at the University of
Nebraska since 1994.  From 1958 to 1976 Dr. Massengale was a professor at the
University of Arizona and the Associate Dean, College of Agriculture,
University of Arizona. From 1976 to the present he has been with the University of Nebraska where he has served as a Vice Chancellor, Chancellor, Interim
President and President of the University, a position he held from 1991 to
1994.  Dr. Massengale has been named to the Board of Directors of Woodmen
Accident & Life Company, the Board of Managers of America First Companies,
L.L.C., and the Board of Trustees of Great Plains Funds.

ROBERT L. PETERSON, 67	            			Director since 1976
	Mr. Peterson has served as Chairman of the Board and Chief Executive
Officer of IBP since August 12, 1981.  Mr. Peterson joined IBP in 1961.   He
left IBP in 1969 for a period during which he started a pork products company, Madison Foods, Inc. He returned to IBP in 1976 when IBP acquired Madison Foods, Inc. In 1977, he was elected IBP's President and Chief Operating Officer.
Mr. Peterson is a Director of MidAmerican Energy Company.

MICHAEL L. SANEM, 57						Director since 1998
	Mr. Sanem has been self-employed as a cattle feeder and private investor since 1994.  Prior to this, Mr. Sanem was employed by Monfort of Colorado as
Vice President of Slaughter, Hides and By-Products Operations from 1979 to
1982.  In 1982, he was promoted to Group Vice President, and in 1987, after
ConAgra, Inc. acquired Monfort, he became Monfort's Executive Vice President of Beef Operations.  From 1989 to 1994, Mr. Sanem was the President and a
director of Monfort, Inc., and was responsible for Monfort's beef, lamb, trucking and specialty operations.

JOANN R. SMITH, 60						Director since 1993
	Ms. Smith served as Assistant Secretary for Marketing and Inspection
Services for the United States Department of Agriculture (USDA) from 1989 to
1993 and has served in numerous capacities in the livestock industry.  She is a former President of the National Cattlemen's Beef Association and has chaired the Cattlemen's Beef Promotion and Research Board.  Ms. Smith is President of
Smith Associates, an agricultural marketing business.



Information Regarding the Board of Directors and its Committees

	The Board of Directors has established an Audit Committee, Compensation Committee, Executive Committee, Nominating Committee and Plans Administration Committee.

	The Board of Directors met four times during the 1999 fiscal year. All directors attended at least 75 percent of the Board of Directors meetings. All directors attended at least 75 percent of the committee meetings for which they were eligible.

	The Executive Committee, during the intervals between meetings of the Board of Directors, exercises all powers of the Board of Directors, except as otherwise provided by law and the IBP Bylaws. The members of the Executive Committee currently are Messrs. Peterson (Chairman), Bond, and Leman. The Executive Committee met or acted by written consent ten times during 1999.

	The Audit Committee selects the firm of independent public accountants to audit the financial statements of IBP and its consolidated subsidiaries, subject to approval of the Board of Directors; discusses with the independent public accountants the scope and results of their audit; discusses with the independent public accountants, and with the management of IBP, IBP's financial, accounting and reporting principles, policies and practices; discusses with the independent public accountants, and with the Controller of IBP and his staff, the adequacy of the corporation's accounting, financial and operating controls;and reports to the Board of Directors. The members of the Audit Committee currently are Dr. Massengale (Chairman), Mr. Chalsty, Dr. Gramm,
Mr. Jacobson, Mr. Sanem and Ms. Smith. The Audit Committee held four meetings during 1999.

	The Compensation Committee reviews and approves compensation arrangements, including annual incentive awards, for officers of IBP. The members of the Compensation Committee currently are Mr. Chalsty (Chairman), Dr. Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Compensation Committee held two meetings during 1999.

	The Nominating Committee makes recommendations as to candidates for election to the Board of Directors and their qualifications to fill board vacancies in connection with proposed slates of nominees for directors for whose election proxies will be solicited by the Board of Directors. The Nominating Committee will consider properly submitted recommendations of stockholders if the recommendation is submitted pursuant to the procedures previously outlined. The members of the Nominating Committee currently are Dr. Gramm (Chairperson), Mr. Chalsty, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Nominating Committee held one meeting during 1999.

	The Plans Administration Committee administers the restricted stock and employee stock option plans of IBP. The members of the Plans Administration Committee currently are Ms. Smith (Chairperson), Mr. Chalsty, Dr. Gramm, Mr. Jacobson, Dr. Massengale, and Mr. Sanem, none of whom are eligible for selection as participants in these plans. The Plans Administration Committee (including sub-committees) held four meetings during 1999.

Information Regarding Directors' Compensation

	Officers of IBP who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. Non-management directors receive a retainer fee of $25,000 per annum, $2,500 per annum for each committee they chair and $1,000 for each board or committee meeting that they attend. Non-management directors also receive stock options pursuant to the IBP Directors Stock
Option Plan.


				SECURITY OWNERSHIP OF MANAGEMENT

	The following table sets forth, as of February 29, 2000, beneficial ownership of IBP Common Stock, the sole class of IBP stock, for each director of IBP, for each person nominated as a director of IBP, for each executive officer named in the Summary Compensation Table and for all directors and executive officers (including those executive officers not named in the Summary Compensation Table, if any) of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.




                                                            Amount and
                                                            Nature of
                                                            Beneficial       Percent of Class
Name of Beneficial Owner - Position with IBP              Ownership(#)(1)       (%)(2)
--------------------------------------------              ---------------    ----------------
Richard L. Bond - Director and Executive Officer               106,210             *

John S. Chalsty - Director                                       6,800             *

R. Randolph Devening - Executive Officer                             0             *

Wendy L. Gramm - Director                                        4,300             *

Craig J. Hart - Executive Officer                               24,467             *

John J. Jacobson, Jr. - Director                                12,400             *

Eugene D. Leman - Director and Executive Officer               152,817             *

Martin A. Massengale - Director                                  1,875             *

Robert L. Peterson - Director and Executive Officer            725,002             *

Michael L. Sanem - Director                                     60,400             *

Larry Shipley - Executive Officer                               59,524             *

JoAnn R. Smith - Director                                        5,900             *

All Directors and Executive Officers As A Group (12 Persons) 1,159,695           1.09%
__________________
(1)	This number includes stock options granted pursuant to the IBP 1987 Stock
	Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan
	and the IBP Directors Stock Option Plan, and which are exercisable as
	of February 29, 2000, or within 60 days thereafter: Mr. Bond 97,860;
	Mr. Chalsty 4,300; Dr. Gramm 4,300; Mr. Hart 20,376; Mr. Jacobson 400;
	Mr. Leman 85,600; Dr. Massengale 800; Mr. Peterson 258,000; Mr. Sanem
	400; Mr. Shipley 37,424; and Ms. Smith 2,100.
 (2)	Individually, the executive officers, directors and nominees for director
	beneficially own less than 1% of IBP's Common Stock.


					JOINT REPORT OF THE COMPENSATION
				     AND PLANS ADMINISTRATION COMMITTEES

Compensation and Plans Administration Committees

	The Compensation Committee of the Board of Directors is comprised entirely of disinterested and outside directors. The Committee is responsible for establishing the levels of compensation (except stock option grants and long-term stock awards) for the executive officers of the Company. The
Committee annually evaluates IBP's performance and compensation paid to its executive officers.

	The Plans Administration Committee reviews and approves the grant of stock options and awards of restricted stock pursuant to IBP's stock option and long-term stock plans for the Company's officers and employees. This committee is comprised entirely of disinterested and outside directors.


Committees' Report on Executive Compensation

Base Salary
	The annual compensation of executive officers of IBP includes a base salary, coupled with a cash bonus which is calculated in accordance with an established formula based on the operating income of IBP. The Compensation
Committee from time to time uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges and to set target base salary levels for officers. The amount of the employee's base salary is a function of the employee's officer position, or grade level, and individual performance. The employee's individual performance is measured against expectations related to budgetary performance or operating income results and operating performance standards.

Bonus Payments
	The annual compensation of employees participating in IBP's officers' bonus program, including executive officers, is dependent on overall corporate performance. The dollar amount of the bonus pool from which bonuses are paid is established as a percent of operating income as adjusted for non-operating expenses such as pushdown accounting. Target bonuses are based on the percent of increase or decrease in such operating income from the prior year.

Stock Option Grants and Restricted Stock Awards
	IBP has stock option plans for all of its management employees and a long-term stock plan for its officers, including executive officers. The purpose of the plans is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in IBP, to join or continue in the service of IBP and to increase their efforts on its behalf.

	Levels for both stock option grants and restricted stock awards are established by the Plans Administration Committee on the basis of an employee's officer position or grade level. Stock options are typically granted for terms of ten years and normally become exercisable in increments beginning after the second and continuing through the fifth year of the stock option term. The restricted stock awards are made subject to continued employment, generally for five years.

Corporate Performance

	In evaluating corporate performance to establish compensation for fiscal year 1999, the Compensation Committee considered the fact that operating income for 1998 for bonus purposes was up 65% from 1997 and net earnings per diluted share were up to $2.03 in 1998 from $1.25 in 1997. The Compensation Committee established a standard salary increase budget of 3%, for fiscal year 1999 for officers. The budget percentage was based on the standard percentage increase for all management employees of the Company. Individual salary increases were determined for all management employees, including executive officers, based on each individual's contributions to operating unit and corporate performance.

Compensation of Chief Executive Officer

	The Chairman and Chief Executive Officer's salary and performance-based bonus for 1999 were established by the Compensation Committee in December of 1994. Mr. Peterson's base salary remained at $1,000,000. His performance-based bonus for 1999 was established at 1.627% (pursuant to the five year formula approved by stockholders at the 1995 Annual Meeting) of the first
$100,000,000 of operating income, after adjustments and consistent with the bonus calculations for management generally, and 1% of any operating income that exceeded $100,000,000. These actions were based on the 1993 changes to
Section 162(m) of the Internal Revenue Code which require that any compensation over $1,000,000 be performance-based (or meet other exceptions provided by the Section) to be deductible by the Company. The salary and performance-based bonus were determined pursuant to the changes to Section 162(m) and in order to retain
Mr. Peterson as Chairman and Chief Executive Officer. The bonus method was designed to incentivize Mr. Peterson with a performance-based bonus that was competitive with the industry and also allows the Company to take a deduction for federal income tax purposes.

		John S. Chalsty 		Wendy L. Gramm 	John J. Jacobson, Jr.
		Martin A. Massengale	Michael L. Sanem 	JoAnn R. Smith


	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
				COMPENSATION DECISIONS

	The members of the Compensation Committee are Mr. Chalsty (Chairman), Dr.
Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith.


					AUDIT COMMITTEE REPORT

	The audit committee has reviewed and discussed the audited financial statements with the Company's management. In addition, the audit committee has communicated with the Company's independent auditors, PricewaterhouseCoopers
LLP ("PwC"), in regards to those matters required by SAS 61 (as may be modified or supplemented), has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (as may be modified or supplemented), and has discussed with PwC the independence of PwC. Based on the above mentioned review and discussion, the audit committee recommended to the Board of Directors that the audited financials be included in the Company's
Annual Report on Form 10K.

	The audit committee has adopted a charter, a copy of which is attached as Appendix 1. The members of the audit committee have been determined to be independent pursuant to the New York Stock Exchange Rules 303.01(a)(B)(2)(a) and (3).

	Martin A. Massengale 	Wendy L. Gramm	 	Michael L. Sanem
	John S. Chalsty		John J. Jacobson, Jr.	JoAnn R. Smith


				SUMMARY COMPENSATION TABLE (1)

		      				                       LONG-TERM
		            		  		                COMPENSATION
                       ANNUAL COMPENSATION                        AWARDS
         ------------------------------------------------ ------------------------
						              Other
						              Annual  Restricted  Securities
Name and Principal	                          Compen-   Stock     Underlying  All Other
    Position	      Year   Salary    Bonus    sation    Awards     Options   Compensation
                                 ($)      ($)     ($)(2)    ($)(3)       (#) 	      ($)(4)
------------------      ----   ------    -----    ------- ----------  ---------- ------------
Robert L. Peterson      1999  1,000,000 6,316,914  51,125                           304,878
Chairman and	      1998  1,000,000 4,568,006  57,566                30,000     160,486
Chief Executive Officer	1997	1,000,000 2,805,501  70,445	1,448,125	 30,000      91,943

Richard L. Bond	      1999    555,317   853,740                                   174,099
President and	      1998	  516,667	550,800			       21,000      30,243
Chief Operating Officer	1997	  469,167	288,345	    	   70,000    35,900	 19,262

Eugene D. Leman         1999	  349,849   520,200                                   133,661
Chief Executive Officer,1998	  325,500   346,800                        12,000      19,096
Fresh Meats 	      1997    301,000   195,278              50,000    17,000	 12,391

Larry Shipley           1999    282,292   383,240                                    35,736
Chief Financial Officer	1998	  289,150   260,000                        12,000      16,942
		            1997	  144,667   148,411             140,000    16,000       5,955

Craig J. Hart	      1999     99,936   103,180                                    21,131
Vice President	      1998     92,083    70,000                         3,120       5,403
and Controller          1997     87,833    41,400              75,000	  3,120	  3,617

R. Randolph Devening (5)1999	  728,000   728,000                        10,000      35,999
President & Chief 	1998	  700,000 1,217,650                                    35,700
Executive Officer, 	1997	  471,154   624,279		                         25,053
Foodbrands America, Inc.

_______________________________
(1)	No other types of compensation required to be reported in the table were
	paid or were payable to any of the named  executive officers and,
	therefore, the column which the SEC regulations created to report "Long-
	Term Incentive Plan Payouts" has been deleted from the table.  IBP has
	not granted any SARs pursuant to the IBP 1993 Stock Option Plan and 1996
	Stock Option Plan and has therefore removed SARs from the columns of
	this table and reported only options.
(2)	Except for Mr. Peterson, the perquisites and other personal benefits
	provided to the executive officers do not exceed the threshold established
	by the SEC and are not reported in the table.  The other annual
	compensation reported for Mr. Peterson consists of perquisites provided
	by the Company.  For the perquisites reported in 1999, $32,865 of this
	amount is attributable to Company automobile expenses and $10,520 is
	attributable to Mr. Peterson's personal use of Company aircraft.
(3)	Restricted stock was granted to certain officers pursuant to the IBP
	Officer Long-Term Stock Plan.  The shares vest five years from the date
	of grant contingent upon continued employment with IBP.  Early vesting
	may occur pursuant to the Plan's provisions due to events such as death
	or total disability.  The value of the shares on the date of grant is
	listed for the named executive officers in the Summary Compensation Table.
	Under certain past grants, and certain future grants to executive officers,
	the Company is obligated to pay the executive officer's mandatory minimum
	Federal tax withholdings and Medicare tax portion of the Federal Insurance
	Contribution Act upon vesting and receipt of the shares.  Dividends paid
	on the restricted stock are used to purchase additional shares of
	restricted stock pursuant to the provisions of the Plan.  These additional
	shares are then credited to an officer's award.  The number of shares of
	restricted Common Stock in each named officer's account pursuant to the
	IBP Officer Long-Term Stock Plan on December 25, 1999, and the aggregate
	fair market value of the shares based upon a fiscal year-end closing
	price of $17.8125 per share, were as follows:  Mr. Peterson - 100,830
	shares valued at $1,796,034; Mr. Bond - 16,267 shares valued at $289,756;
	Mr. Leman - 20,923 shares valued at $372,691; Mr. Shipley - 23,155 shares
	valued at $412,448; and Mr. Hart - 4,916 shares valued at $87,566.
(4)	All Other Compensation includes 1997 and 1998 profit sharing contributions
	made by the Company into the named officer's account in the IBP Retirement
	Income Plan ("RIP") and the matching contributions made by the Company
	in 1999.  The matching contribution attributable to each named officer
	for 1999 is as follows:  Mr. Peterson - $48,750; Mr. Bond - $16,871;
	Mr. Leman - $10,629; Mr. Shipley - $0; and Mr. Hart - $3,041.  The profit
	sharing and employer matching amounts contributed by Foodbrands America,
	Inc. ("Foodbrands") into Mr. Devening's 401(k) account in 1999, and which
	are attributable to IBP, equaled $6,245.  All Other Compensation also
	reports life insurance premiums paid by the Company for the named officer.
	The amount of insurance premiums paid by the Company for each named
	officer in 1999, and any cash surrender value the named officer is
	entitled to under a policy, is as follows: Mr. Peterson - $256,128; Mr.
	Bond -  $157,228; Mr. Leman - $123,032; Mr. Shipley - $35,736; and Mr.
	Hart - $18,090.  Foodbrands paid $29,754 in life insurance premiums for
	Mr. Devening in 1999 which is attributable to IBP.
(5)	Mr. Devening is the President and Chief Executive Officer of Foodbrands
	America, Inc. ("Foodbrands"), a subsidiary of IBP.  The acquisition of
	Foodbrands was completed on May 7, 1997, and IBP has not reported any
	of Mr. Devening's compensation for the period prior to IBP acquiring
	Foodbrands.  Mr. Devening's compensation shown for 1997 are those amounts
	attributable to the period in which IBP owned Foodbrands.

Employment Contracts

	Except for Mr. Peterson, IBP has employment agreements with all of its executive officers, including Messrs. Bond, Leman, Shipley and Hart. Each agreement is for a term of five years, Messrs. Bond's and Leman's commenced March 1, 1997; Mr. Shipley's commenced August 18, 1997 and Mr. Hart's commenced December 22, 1995. Each provides for a one year non-compete obligation from the employee following the termination of employment with IBP. The agreements provide for, among other things, a minimum base salary and participation in IBP employee benefit plans including specifically stock options and the IBP Officer Long-Term Stock Plan as an incentive to an employee's long term commitment to IBP. For the four IBP executive officers named in the Summary Compensation Table who currently have employment contracts, the minimum base salaries are: Mr. Bond - $500,000; Mr. Leman - $315,000; Mr. Shipley - $250,000;
and Mr. Hart - $85,000. While the agreements terminate by their terms after five years, either party to an agreement has the right to terminate it, subject to the non-compete obligation, upon one year's notice.

	IBP does not have termination or change of control plans or contracts with any of its employees, except as provided for in the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan, the IBP Officer Long-Term Stock Plan and the 1996 Officer Long-Term Stock Plan.

	Mr. Devening's agreement commenced on August 2, 1994 and was amended on December 31, 1996. The minimum base salary for Mr. Devening is $700,000, and in addition Mr. Devening is entitled to an annual bonus based on Foodbrands obtaining target goals for earnings before interest and taxes ("EBIT"). Mr. Devening's agreement also contains a non-compete obligation in which Mr. Devening agrees not to compete for a period of twenty-four (24) months after termination, and in return he will receive a payment of $1 million dollars distributed over such twenty-four month period. In addition, Mr. Devening's employment agreement and a stay bonus agreement call for Foodbrands to make certain payments to Mr. Devening due to the change of control which occurred upon IBP's acquisition of Foodbrands.

					OPTION GRANTS TABLE

			  	   Option Grants in 1999 (1)

									               Potential Realizable Value
									               at Assumed Annual Rates
								     	               of Stock Price Appreciation
				Individual Grant                             for Option Term (10 years)
	  	     -------------------------------------------------- ----------------------------
	           Number of	 Percent of
                 Securities    Total Options     Exercise
		     Underlying    Granted           or Base
		     Options 	 to Employees      Price     Expiration
   Name	     Granted(#)(2) in Fiscal Year(%) ($/share)   Date       5%($)   10%($)
  ------         ------------- ----------------- --------- ----------- ------- --------
Robert L. Peterson

Richard L. Bond

Eugene D. Leman

Larry Shipley

Craig J. Hart

R. Randolph Devening  10,000        1.54%         19.6250    3/23/09   123,421  312,772

______________________
(1)	All options were granted pursuant to the 1996 Stock Option Plan.  IBP has
	not granted any SARs pursuant to the 1996 Stock Option Plan, and has therefore removed SARs from the title and columns of this table and has reported only options. IBP did not have an annual grant of options in fiscal year 1999. Mr. Devening received an initial option grant when Foodbrands America, Inc. was made a participant in IBP's option plans in 1999.
(2)	The options are granted for terms of ten years and become exercisable in
	increments beginning after the second and continuing through the fifth year of the option term. All options are priced at the fair market value of the IBP Common Stock on the effective date of the grant.



			AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

					Aggregated Option Exercises in 1999
					and 1999 Year-End Option Values (1)

				                   Number of Securities 	      Value of Unexercised
 				                   Underlying Unexercised 	In-The-Money Options
			  	                   Options at 1999 Year-End (#) at 1999 Year-End ($)
                                           ---------------------------- ---------------------
                      Shares
                   Acquired on     Value
Name               Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
-------            ------------ ------------ ----------- ------------- ----------- -------------
Robert L. Peterson                             258,000        72,000      892,500       37,500

Richard L. Bond                                 90,880        56,140      190,685       34,250

Eugene D. Leman(2)     4,000       62,250       82,600        31,400      318,000       19,000

Larry Shipley(2)       2,100       33,863       35,504        28,576       34,800       18,840

Craig J. Hart(2)         148        2,544       20,376         8,000       64,203        3,900

R. Randolph                                                   10,000
Devening

______________________
(1)	IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan
	and 1996 Stock Option Plan, and has therefore removed SARs from the title and columns of this table and has reported only options granted.
(2)	The shares acquired on exercise by Mr. Leman, Mr. Shipley and Mr. Hart
	were held by them. For the value realized, IBP has reported the product of the number of shares exercised times the difference between the closing price of IBP Common Stock on the date of exercise and the option exercise price.


					PERFORMANCE GRAPH

	The following performance graph compares the registrant's stock performance over the past five years against the performance of both an equity market index and a peer group index that cover the same five year period.

						IBP, inc.
			Comparison of Five Year Cumulative Total Return
			 IBP, inc., S&P 500 Index and S&P 400 Index (1)






























                  1994     1995     1996     1997     1998     1999
                  ----     ----     ----     ----     ----     ----
    IBP, inc.   $100.00  $167.78  $159.29  $139.01  $193.55  $120.47

    S&P 500	     100.00   122.96   154.29   198.38   256.63   309.10

    S&P 400	     100.00   119.20   140.47   167.30   189.74   230.90


(1)	Assumes $100 invested on December 30, 1994 in IBP, inc. Common Stock,
	the S&P 500 Index, and the S&P 400 Index. Each of the three measures of cumulative total return assumes reinvestment of dividends.




		APPROVAL OF MATTERS BEING SUBMITTED TO VOTE OF STOCKHOLDERS

	The Board of Directors is proposing that the stockholders approve at the 2000 annual meeting the performance-based bonus of the Chairman and Chief Executive Officer; the President and Chief Operating Officer; and the Chief Executive Officer of Foodbrands America, Inc., ("Bonus Plan"). Such approval is necessary to satisfy the requirements of Section 162(m) of the Internal Revenue Code to ensure deductibility by the Company of compensation that exceeds one million dollars for purposes of federal corporate income tax.

	* Performance-Based Bonus of the Chairman of the Board and the Chief Executive Officer; the President and Chief Operating Officer; and the Chief Executive Officer of Foodbrands America, Inc.

	The purpose of the Bonus Plan is to provide compensation to the Chairman and Chief Executive Officer; the President and Chief Operating Officer; and the Chief Executive Officer of Foodbrands America, Inc. that is competitive with the industry and that, at the same time, ensures deductibility for purposes of
Section 162(m) of the Internal Revenue Code. Section 162(m) requires that any compensation over one million dollars be performance-based (or meet other exceptions provided by the Section) and be approved by stockholders to be deductible. If the Bonus Plan is not approved by stockholders, any compensation that exceeds one million dollars is not deductible.

	The Compensation Committee of the Board of Directors has set the following bonus formulas for the Chairman and Chief Executive Officer; the President and Chief Operating Officer; and the Chief Executive Officer of Foodbrands America, Inc. for fiscal year 2000 (this bonus formula is subject to stockholder approval):

Chairman and Chief Executive Officer - the bonus formula for the Chairman and Chief Executive Officer for fiscal year 2000 shall be calculated by taking the percentage used to calculate the Chairman and Chief Executive's bonus for the first one hundred million of operating earnings from the prior year (1.627 percent in fiscal 1999), times one plus the percent of average salary increase for IBP management for the bonus year expressed in decimal form, the product of which gives the "Derived Percentage". The annual bonus for the Chairman and Chief Executive Officer will be the Derived Percentage of the first one hundred million of operating earnings in 2000 plus one percent of any excess over one hundred million dollars. Earnings from operations for purposes of management bonuses are calculated prior to the effects of pushdown accounting and other non-recurring items;

President and Chief Operating Officer - the bonus formula for the President and Chief Operating Officer for fiscal year 2000 shall be calculated by taking
 .2 percent of operating earnings of the Company for fiscal year 2000. Earnings from operations for purposes of management bonuses are calculated prior to the effects of pushdown accounting and other non-recurring items; and

Chief Executive Officer of Foodbrands America, Inc. - the bonus formula for the Chief Executive Officer of Foodbrands America, Inc. ("Foodbrands") for fiscal year 2000 shall be: (a) 100% of his base salary for the bonus year if Foodbrands meets its target consolidated earnings before interest and taxes ("Target EBIT"), (b) 125% of his base salary if actual results exceed Target EBIT by 10% or more, (c) 150% of his base salary if actual results exceed
Target EBIT by 20% or more. Target EBIT is the EBIT of the Foodbrands' opera-tions for the previous year plus the last full fiscal year EBIT of any acquired company (or any operation acquired from IBP) that is transferred to the Foodbrands' operations on a pro rata basis (i.e. if a facility transferred to the Foodbrand's operation has 1999 EBIT of $10 million and such facility is transferred to the Foodbrands' operation at the end of the second quarter of fiscal year 2000, $5 million will be added to Target EBIT.) An example of the bonus calculations is shown in the NEW PLANS BENEFITS table below.


					NEW PLANS BENEFITS (1)

					Performance-Based Bonus

	Name and Position
     -------------------
Robert L. Peterson, Chairman,
	& Chief Executive Officer........................................$6,382,226

Richard L. Bond, President &
	Chief Operating Officer..........................................$1,138,045

R. Randolph Devening, Chief Executive
	Officer, Foodbrands America, Inc...................................$728,000


(1)	This table describes the bonus the individuals named above would have
	received for 1999 under the performance-based bonus program being submitted
	to stockholders for approval in 2000.  Since operating earnings and EBIT
	are not available for 2000, SEC rules require that the registrant report
	the amount of benefits receivable as if the plan had been in effect during
	the prior year.  For 1999 the average salary increase for IBP management
	was 4% and operating earnings for the purpose of calculating IBP's
	Chairman/CEO and President/COO bonus were $569,022,597.  In 1998 EBIT for
	Foodbrands was $73,861,000 (the Target EBIT) and EBIT in 1999 was
	$78,787,000.
(2)	The performance-based bonus calculations (as proposed, and based on the
	assumptions made in footnote 1) would be as follows: (i) for the Chairman
	and Chief Executive Officer 1.627% (the prior year's percentage) times
	1.04 (one plus the percent of average salary increase for management
	expressed in decimal form), which equals 1.692%, the Derived Percentage.
	The bonus would then be 1.692% of $100,000,000 plus 1% of $469,022,597
	for a total bonus of $6,382,226; (ii) for the President and Chief Operating
	Officer .2% times operating earnings of $569,022,597 for a total bonus of
	$1,138,045; and (iii) for the Chief Executive Officer of Foodbrands Target
	EBIT would have been $73,861,000, and actual EBIT was $78,787,000, or
	6.7% more, therefore his bonus would be 100% of his salary of $728,000
	for a total bonus of $728,000.

Section 16(a) Beneficial Ownership Reporting Compliance

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

	Based solely on review of the copies of such forms furnished to the Company, or written representations that forms were not required, the Company believes that during the fiscal year ending December 25, 1999 there was compliance with all Section 16(a) filing requirements applicable to its executive officers and directors.


			INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

	The Audit Committee of the Board of Directors of IBP selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of IBP and its subsidiaries for fiscal year 1999. PricewaterhouseCoopers LLP has audited IBP's financial statements annually since 1995.

	During IBP's two most recent fiscal years there had been no disagreements with IBP's accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor has the principal accountant's reports on IBP's financial statements for either of the past two years contained any adverse opinion or disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles.

	A member of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of stockholders. Such member will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.


				INCORPORATION BY REFERENCE

	The financial information, supplementary financial information and management's discussion and analysis are incorporated by reference into this proxy statement from the 1999 Annual Report to Stockholders, a copy of which has been delivered with this proxy statement.


					OTHER MATTERS

	The Board of Directors is not aware of any other matters to be presented at the meeting. However, if any such matters are presented for action, it is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their discretion on such matters unless stockholders specify otherwise.

By Order of the Board of Directors




Sheila B. Hagen
Secretary


Appendix I


			IBP Board of Directors Audit Committee Charter


	The board of directors audit committee is responsible for assisting the board of directors in discharging its fiduciary oversight responsibilities.
The audit committee will review and evaluate the company's external financial reporting, internal control systems and structure and independent and internal audit processes. The committee will also seek to ensure that there is an effective process in place to monitor and maintain compliance with laws, regulations and code of conduct.


Organization
------------

	The audit committee will consist of a minimum of three members (including a chairman) who are not employees of the company and do not have a business or other relationship that might interfere with the exercise of their independence. Each committee member will obtain an understanding of accounting and reporting issues, especially as they relate to the company's business, operations and risks. At least one committee member will have accounting or related financial management expertise. The committee will meet a minimum of four times a year and will report any significant issues to the overall board of directors.
Either the chairman or a majority of the committee membership may convene a meeting of the audit committee with proper notification. The audit committee will annually review and reassess the audit committee charter and make recommendations for changes to the board.


Responsibilities
----------------

	Financial Reporting

	Review and evaluate the company's financial statements to determine that they are complete and consistent with information known to the audit committee members.

	Discuss with management and the independent auditors the adequacy of the company's financial statements and the disclosures associated with the financial statements.

	Review significant accounting and reporting issues and determine how they have impacted the company's financial statements.

	Review with management and the independent auditors any material unusual transactions, significant judgments, estimates and assumptions used to prepare the financial statements and areas of substantial risk.


	Internal Control

	Discuss with management the adequacy of internal control systems and processes as well as any major incidents of fraud, illegal acts or other material breaches in internal control.

	Focus on how management is protecting and maintaining security of company assets, including information systems.

	Review the independent auditors' internal control recommendations and the appropriateness of management's response to the recommendations.


	Compliance with Laws, Regulations and Code of Conduct

	Review the effectiveness of the program for monitoring compliance with laws, regulations and code of conduct.

	Approve any changes to the company's code of conduct.

	Periodically obtain updates from management regarding compliance issues.

	Review such annual and interim reporting as necessary in order to comply with all analysis, disclosures and comments required by Securities and Exchange Commission (SEC) regulations.

	Review significant findings by regulatory agencies (such as the SEC) and, if applicable, management's response.


	Independent Audit

	Review the independent auditors' audit scope and approach.

	Evaluate the performance of the independent auditors as well as all material audit findings.

	Make recommendations to the board concerning the appointment or discharge of the independent auditors.

	Review and confirm independence of the independent auditors by reviewing the non-audit services provided and the auditors' written assertion of independence in accordance with the prescribed professional standards.

	Meet privately with the independent auditors to discuss any matters that
	the audit committee or the independent auditors believe should be discussed
	without management being present.


	Internal Audit

	Review the major internal audit findings and evaluate management's response.

	Review the activities and effectiveness of the internal audit function.

	Meet privately with the internal auditors to discuss any matters that the audit committee or the internal auditors believe should be discussed without management being present.




PROXY CARD

 If no direction is given, this proxy will be voted FOR Items 1 and 2.

The Board of Directors Recommends a Vote FOR Item 1.
Item 1 - Election of directors duly nominated.

For	Withheld	Richard L. Bond, John S. Chalsty, Wendy L. Gramm,
____   ______	John J. Jacobson, Jr., Eugene D. Leman, Martin Massengale,
                  Robert L. Peterson, Michael L. Sanem, and JoAnn R. Smith

           (To withhold authority to vote for any individual nominee, write that nominee's name on the line below)
           ___________________________________________


The Board of Directors Recommends a Vote FOR Item 2.

Item 2  Approval of the performance-based
bonus of the Chairman and Chief Executive
Officer; the President and Chief Operating
Officer; and the Chief Executive Officer of Foodbrands America, Inc.

     FOR            AGAINST       ABSTAIN
    ______          _______       _______

Please mark, date and sign as your name appears below and return it in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate the same when signing.
 If the signer is a corporation or partnership, please sign in full corporate or partnership name, by President, authorized officer, or authorized partner. If shares are held jointly, each shareholder named should sign.

Date  _____________________

Signature _________________

Signature _________________


- - - - - - -- - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -
	^ FOLD AND DETACH HERE ^

PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. THIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.


ADMISSION TICKET

	Annual Meeting
	of
	IBP, inc.

	Thursday, April 20, 2000  -  3:00 P.M.

Agenda

* Election of Directors
* Approval of the Performance-Based Bonus Plan
* Transaction of other business properly brought before the meeting or any adjournment thereof


PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. THIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.


                                                                          PROXY


SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of Stockholders

IBP, inc.
IBP World Headquarters
Conference Center
800 Stevens Port Drive
Dakota Dunes, South Dakota  57049

THURSDAY, APRIL 20, 2000 - 3:00 P.M.

The undersigned stockholder hereby appoints Robert L. Peterson and Sheila B. Hagen, or either of them, the proxies of the undersigned to vote, as indicated on the reverse side, all shares registered in the name of the undersigned on all matters which may come before the 2000 Annual Meeting of Stockholders of IBP, inc. or any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given such shares will be voted for Items 1 and 2, and in accordance with the discretion of the persons named as proxies on all other business.

 - - - - - - - - - - -^ FOLD AND DETACH HERE ^- - - - - - - - - - - - - -

PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. THIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.


                                      	            Annual
                                                  	Meeting of Stockholders
                                                  	April 20, 2000   3:00 P.M.




In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.




PLEASE KEEP THIS SECTION OF THE CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING. THIS TICKET MUST BE PRESENTED FOR ADMISSION TO THE MEETING.